Exhibit 99.1

MEREDITH CORPORATION SHAREHOLDERS APPROVE SALE TO GRAY TELEVISION

DES MOINES, IA (November 30, 2021) – Meredith Corporation (NYSE: MDP) announced its pending $2.825 billion acquisition by Gray Television Inc. received shareholder approval at a special shareholder meeting held earlier today. Meredith expects to file a Form 8-K tomorrow disclosing the full voting results of the special meeting.

Immediately prior to the Gray acquisition close, Meredith will spin its digital, magazine, MNI, PEOPLE TV, and corporate operations out to its shareholders as a new company, Meredith Holdings Corp., that IAC’s Dotdash has agreed to acquire for $2.7 billion.

Both transactions are expected to close on December 1, 2021, each subject to the satisfaction of the other terms and conditions of the applicable merger agreement and the completion of the spin-off of Meredith Holdings Corp.

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Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting Meredith Corporation (“Meredith” or the “Company”) and its operations. Statements in this release that are forward-looking include, but are not limited to, statements related to the proposed mergers, distribution and spin-off, the anticipated timing of the transactions, anticipated purchase price for each transaction and expected 8-K filing for voting results. Forward-looking statements can be identified by words such as may, should, expects, provides, anticipates, assumes, can, will, meets, could, likely, intends, might, predicts, seeks, would, believes, estimates, plans, continues, guidance, or outlook, or variations of these words or similar expressions.

Actual results may differ materially from those currently anticipated. Factors that could cause actual results to differ materially from those projected in the forward-looking statements include the following: market conditions; the impact of the COVID-19 pandemic; the parties’ ability to consummate the proposed mergers and spin-off; the conditions to the completion of the transactions; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transactions; potential inability to retain key employees; the ability to obtain financing on the expected terms; changes in interest rates; the consequences of acquisitions and/or dispositions; and Meredith’s ability to comply with the terms of its debt financing; and market conditions. Additional information concerning these and other risk factors can be found in Meredith, Gray Television Inc.’s (“Gray”) and IAC/InterActiveCorp’s (“IAC”), parent company of Dotdash Media Inc. (f/k/a About, Inc.) (“Dotdash”), filings with the SEC, which are available on the SEC’s website at www.sec.gov. Such risk factors may be amplified by the COVID-19 pandemic and its potential impact on the Company’s business and the global economy. Meredith, Meredith Holdings Corporation, Gray, and IAC assume no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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Shareholder/financial analyst contact:

Mike Lovell

Corporate Communications Executive Director

Phone: (515) 284-3622

E-mail: Mike.Lovell@meredith.com

Media contact:

Erica Jensen

Chief Communications Officer

Phone: (515) 284-3404

E-mail: Erica.Jensen@meredith.com